Exhibit 16.1

December 5, 2012

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Solar Power, Inc. and, under the date of April 15, 2012, we reported on the consolidated financial statements of Solar Power, Inc. as of and for the year ended December 31, 2011. On November 29, 2012, we were dismissed. We have read Solar Power, Inc.’s statements included under Item 4.01 of its Form 8-K dated November 29, 2012, and we agree with such statements, except that we are not in a position to agree or disagree with Solar Power, Inc.’s stated reason for changing principal accountants, nor the statement that the change was approved by the Audit Committee of the Board of Directors, nor the statement that Crowe Horwath was not engaged regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Solar Power, Inc.’s consolidated financial statements.

Very truly yours,

/s/ KPMG LLP